[DESCRIPTION]  EMPLOYMENT AGREEMENT

                           EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into between Ruth Ann Carroll ("Employee") and Alternate Marketing Networks, Inc. ("Company"). In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

     1. Employment. Commencing January 1, 1999 ("Effective Date"), Company employs Employee as President of the Company and Employee accepts such employment. Employee shall report to the Company's Chief Executive Officer (the "CEO") and Board of Directors and devote her full time, attention and efforts to the performance of her duties which shall include without limitation overall responsibility for the day-to-day management and operations of the Company and all reasonable duties assigned to her by the CEO. Those responsibilities include but are not limited to the following:

     a.     Achieve corporate revenue and profit goals as set by the CEO.
     b. Oversee quality execution of the Company's operation inside the approved budget.
     c. Refine Company's marketing strategy to position the Company for continuing growth.

     2. Term. The term of the Agreement shall be from January 1, 1999 through December 31, 1999, unless earlier terminated as provided below. This Agreement shall automatically renew for additional one-year terms unless either party provides written notice of termination in accordance with Paragraph 17 on or before December 1, 1999, or December 1 of any subsequent year in which the Agreement is in effect. Employee acknowledges that certain duties set forth in this Agreement (including without limitation the obligations set forth in paragraphs 8, 9, and 10) survive termination of this Agreement.

     3. Base Salary. Company will pay Employee a gross salary of $140,000 per year (minus all deductions authorized by law) ("Base Salary") in substantially equal periodic installments in accordance with its practices for payment of salary to management employees.

     (a)    Long-Term Incentive-Cash Bonus.
            $15,000 for meeting 1999 sample revenue budget of $14,000,000. This can be paid as early as the third quarter 1999 if YTD sales and the sales tracking sheet give appropriate substantiation.

            An additional $30,000 for a total of $45,000 for meeting 1999 Company-approved budget for operating profit. This can be paid as early as the fourth quarter 1999 if the financials and projections substantiate.

            An additional $15,000 for a total of $60,000 for exceeding 1999 approved budget for operating profit by 15% or more. This can be paid as early as the first quarter 2000 if financials substantiate.

            The 1999 budget is attached that was approved by the CEO and Board of Directors.

     (b)    Long-Term Incentive-Stock Options

            30,000 shares granted April 16, 1998 at $1.04 per share with a two-year graded vesting period.

            30,000 shares granted April 30, 1998 at $2.50 per share with a four-year graded vesting period.

            40,000 shares granted April 30, 1998 at $4.00 per share with a four-year graded vesting period.

            If your employment is terminated prior to completion of the vesting period, options will be pro-rated.

            In case the Company is acquired by another firm, all options granted will become immediately vested and exercisable at the time of acquisition.

     4. Fringe Benefits. Employee may participate in all benefit plans and programs offered to the Company's management or supervisory employees. Such benefits (including eligibility requirements) are governed by the terms of the plan documents (where applicable) and the Company's standard policies and practices. Nothing in this Agreement shall prevent or limit the Company's right to terminate or modify any employee benefit plan or program in its sole discretion. The Company also agrees to an annual $5,000 auto allowance which will be disbursed in 12 equal monthly payments and added to the employees W-2 form as is required by law.

     5. Vacation. Employee shall be entitled to three weeks paid vacation. Vacation shall be taken as mutually agreed by Employee and Company.

     6. Expenses. The Company shall reimburse Employee for reasonable expenses incurred in the performance of her duties under this Agreement, provided that Employee provides the Company with adequate documentation and reports regarding such expenditures in accordance with Company policies. The Company will provide a corporate credit card for company purposes only.

     7. Additional Compensation. Bonus. A discretionary cash bonus may be granted annually as set forth by the Board of Directors for the executive management team.

     8. Confidential Information. (a) The term "Confidential Information" means information and data not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the Company's business and technical information, including, without limitation, information relating to: (i) the identities of its customers and their purchasing habits, needs, credit histories, contact personnel and other information; (ii) suppliers' and vendors' costs, products, discounts, margin discounts, financial and marketing data and plans, personnel and compensation, budgets forecasts and business plans; and (iii) the Company's research, manufacturing activities, data bases, techniques, software codes, strategies, licenses, inventions, processes, and equipment. Employee acknowledges that Confidential Information is solely the property of the Company.

     (b) Except as otherwise herein provided, Employee agrees that during the period of her employment, and thereafter, she will hold in strictest confidence and will not use or disclose to any person or entity without the written authorization of the Company's CEO, any of the Company's Confidential Information, except as such use or disclosure may be required in connection with her work for the Company or to the extent that such information becomes known in the public or trade other than as a result of Employee's actions or failure to act. In the event Employee is legally compelled to disclose any Confidential Information, Employee agrees to immediately notify the Company (prior to such disclosure if possible) so that the Company may seek such protective order or other remedy as it deems necessary. Employee understands that this Agreement applies to art work, computerized and written information and to other information, whether or not in written form.

     (c) Employee agrees that she will not take with her any Confidential Information, whether in written, computerized, machine readable, model, sample, or other form capable of physical delivery, upon or after the termination for any reason of her employment with the Company, without the prior written consent of the Company's CEO. Employee also agrees that upon the termination for any reason of her employment with the Company or at any other time that the Company may request, she shall deliver promptly and return to the Company all such documents and materials, along with any other Confidential Information and all other property of the Company and property relating to the Company's suppliers, customers and business, in her possession or control.

     9. Restrictive Covenants. (a) Employee agrees that during the term of this agreement and for four months following, she shall not, without the prior written consent of the Company's CEO, directly or indirectly, engage in, represent, consult with, be employed by, assist or have any interest in any business or entity that is in competition; provided however, that nothing in this Agreement shall prevent employee from owning one percent or less of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee does not participate in the conduct of the business of such corporations.

     (b) Employee agrees, that during the term of her employment with the Company and for a period of one year following the termination of her employment with the Company for any reason, she will not on her own behalf or on behalf of any other person or entity, without the express written consent of the Company's CEO, solicit or attempt to solicit any then current employee or representative of the Company to terminate or modify his or her employment or business relationship with the Company.

     (c) Given the sensitive nature of Employee's position with the Company, the Confidential Information to which Employee shall have access, and the company's permanent or near-permanent relationship with its customers, the parties acknowledge that the limitations contained in Paragraphs 8 and 9 are reasonable. Employee further acknowledges that any violation of Paragraphs 8 and/or 9 will result in irreparable injury to the Company for which there is no adequate remedy at law. In the event of a breach of Paragraph 8 and/or 9, the Company shall be entitled to injunctive relief in addition to any other remedies which may be available to it.

     10. Inventions. Employee will, during the period of her employment, disclose to the Company promptly and fully all Inventions made or conceived by the Employee (either solely or jointly with others) including but not limited to Inventions which relate to the business of the Company or the Company's actual or anticipate research or development, or result from work performed by her for the Company. All Inventions and all records related to Inventions, whether or not patentable, shall be and remain the sole and exclusive property of the Company. "Inventions" means all inventions, discoveries, processes, improvements, designs, developments, and ideas, and all know-how related thereto. Employee hereby assigns and agrees to assign to the Company all her rights to Inventions and any patents, trademarks, or copyrights which may be issued with respect to Inventions. Employee further acknowledges that all work shall be work made for hire. During and after the term of this Agreement, Employee agrees to assist the Company, without charge to the Company but at its request and expense, to obtain and retain rights in Inventions, and will execute all appropriate related documents at the request of the Company.

     Employee understands that this Paragraph 10 shall not apply to any invention for which no equipment, supplies, facilities, trade secret, or other confidential information of the Company was used and which was developed entirely on her own time, and does not relate to the business of the Company, its actual or anticipated research, and does not result from any work performed by her for the Company.

     11. Termination. (a) The Company may terminate this Agreement for "cause" effective immediately upon notice to Employee, without any liability to or upon the Company other than to pay Salary for services rendered prior to the date of termination. "Cause" shall be defined as: (i) Employee's conviction of a crime which results in a material injury to the interest, property, operations, business or reputation of the Company; (ii) gross negligence or willful misconduct in the performance of Employee's duties;
(iii) Employee's willful neglect of her duties under this Agreement; and/or
(iv) a material breach of this Agreement.

     (b) The Company may terminate this Agreement effective immediately upon notice to Employee, without any liability to or upon the Company other than to pay Salary for services rendered prior to the date of termination, upon the "Disability" of Employee or effective upon death, in the event of death of Employee. "Disability" shall be defined as Employee's inability, as determined by the Company's CEO in her reasonable discretion, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out her duties and obligations under this Agreement for 90 consecutive days or shorter periods aggregating 90 days (whether or not consecutive) during any one-year period.

     (c) In the event that Employee voluntarily resigns her employment with the Company, she shall not be entitled to any compensation or benefits beyond her last day of employment, other than any accrued vacation or bonuses earned but unpaid.

     (d) Notwithstanding any provision of this Agreement to the contrary, the Company may terminate this Agreement at any time during its term, without Cause, upon giving notice to the Employee. In the event of termination under this subsection (d), the Company's only obligation shall be to pay four (4) months of salary, plus any accrued vacation and earned prorata bonuses, to the Employee based upon her then current Base Salary.

     (e) If the Company enters into an agreement to be acquired, the Employee will have the option of receiving a one-time payment equal to twelve months of employee's base compensation if Employee chooses not to remain with acquiring company. Employee must make this decision within fourteen working days from receiving written notice from the CEO of the Company. If Employee accepts a position with acquiring company, no one-time payment is due.

     12. No Conflicting Contracts. Employee represents and warrants that she is not subject to any non-compete covenant in any contract and no contractual or other commitment or covenant exists which would limit, affect or prevent the Employee's full performance of her duties and responsibilities under this Agreement.

     13. Successors. This Agreement may be assigned by the Company to any successor or to any person who acquires the Company or substantially all of its assets.

     14. Complete Agreement. This Agreement is the complete agreement between the parties and supersedes any and all prior agreements or understandings between them. This Agreement may only be modified in writing signed by the parties. The waiver of a breach of any provision of this Agreement shall not serve as a waiver of any subsequent breach by that party.

     15. Severability and Modification. (a) If any provision of this Agreement is declared void, unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect.

     (b) If a court of competent jurisdiction rules that any restriction of this Agreement is overboard or unreasonable, the court shall modify or revise such restriction to include the maximum reasonable restriction allowed by law.

     16. Governing Law. This Agreement shall be governed by the laws of Michigan.

     17. Notices. Any notice to be given under this Agreement shall be in writing, personally delivered or sent by next day overnight delivery or certified mail, and sent if to the Company to its corporate offices and, if to Employee to her residence.

ALTERNATE MARKETING NETWORKS, INC.        RUTH ANN CARROLL ("Employee")


By: /s/Phillip D. Miller                  /s/Ruth Ann Carroll

Title: Chairman/CEO                       Date: 1/27/99

Date: 1/29/99